                                                                    EXHIBIT 99.2

    A registration statement has been filed with the Securities and Exchange Commission in connection with the exchange offer. The completion of the exchange offer is dependent upon the registration statement becoming effective.

                           Danka Business Systems PLC

                            Notice of Exchange Offer
                CUSIP Numbers G2652NAA7, 236277AA7 AND 236277AB5

                            Dated June 11, 2001


                       Exchange offer for the outstanding
    6.75% Convertible Subordinated Notes due April 1, 2002 of Danka Business
                                  Systems PLC

    The exchange offer will expire at 11:59 p.m., New York City time, on June 22, 2001 unless the exchange offer is extended. Tenders may be withdrawn prior to 11:59 p.m., New York City time, on the expiration date.

To:  Brokers, Dealers, Commercial Banks,
    Trust Companies and other Nominees.

   Enclosed for your consideration are a prospectus dated June 11, 2001 and other materials relating to an offer by Danka Business Systems PLC to exchange cash and new debt securities for its 6.75% convertible subordinated notes due 2002 that are validly tendered, not withdrawn, and accepted, in the exchange offer. Holders can select the form of consideration that they will receive for their notes from the following three options:


  .Limited Cash Option

    $400 in cash for every $1,000 in principal amount of notes tendered under this option, up to an aggregate maximum of $24 million in cash for $60 million in principal amount of notes. If more than $60 million in principal amount of notes are tendered under this option, Danka will exchange $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of old notes tendered. Danka will distribute the $24 million in cash so that everyone who tenders old notes under this option will receive cash and new senior subordinated notes in the same proportions as everyone else who tenders old notes under this option. Danka may issue new senior subordinated notes in denominations of less than $1,000. We will not determine whether the limited cash option is over-subscribed until after this exchange offer closes. You will not be able to withdraw your tender of old notes once we make this determination even though it may affect the type of exchange consideration that you will receive in this exchange offer.


  .Zero Coupon Note Option


    $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of old notes tendered under this option. We may issue new senior subordinated notes in denominations of less than $1,000.


  .10% Note Option

    $1,000 in principal amount of new 10% subordinated notes due April 1, 2008 for every $1,000 in principal amount of old notes tendered under this option.


   You do not have to choose the same option for all the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. However, this exchange offer is conditioned on Danka receiving valid tenders of at least 95% in aggregate principal amount of the old notes. You may withdraw your tender of old notes or change your choice of consideration options at any time before the expiration date of this exchange offer.

   Danka will pay in cash accrued and unpaid interest on all old notes accepted in the exchange offer through, but not including, the date of acceptance.

   The tender of old notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date. The exchange consideration shall not be payable in respect of old notes so withdrawn. Any permitted withdrawal of old notes may not be rescinded, and any old notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Withdrawn old notes may, however, be re-tendered by again following one of the appropriate procedures described in the prospectus at any time prior to the expiration date.


   We are asking you to contact your clients for whom you hold old notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold old notes registered in their own names. Danka will pay all transfer taxes, if any, applicable to the tender of old notes, except as otherwise provided in the prospectus and letter of transmittal.

   For your information and for forwarding to your clients as described above, we are enclosing the following documents:

     1. Prospectus dated June 11, 2001;


     2. The letter of transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Form W-9 providing information relating to backup United States federal income tax withholding and Forms W-8 for non-U.S. holders of old notes;

     3. A printed form of letter, including a letter of instructions, which may be sent to your clients for whose account you hold old notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer; and

     4. A return envelope addressed to the exchange agent.

   DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

   We urge you to contact your clients as promptly as possible in order to obtain their instructions. Please note that the exchange offer will expire at 11:59 p.m., New York City time, on June 22, 2001, unless extended.


   Any inquiries you may have with respect to the exchange offer should be addressed, or requests for additional copies of the enclosed materials, should be directed to HSBC Bank USA, the Exchange Agent for the exchange offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          Danka Business Systems PLC

   Nothing contained herein or in the enclosed documents shall constitute you or any person as agent of Danka Business Systems PLC or Banc of America Securities LLC, the dealer manager, or D.F. King & Co., Inc., the information agent, or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of any of them in connection with the exchange offer other than the documents enclosed herewith and the statements contained therein.

   Important: The letter of transmittal (or a facsimile thereof), together with the old notes and all other required documents must be received by the exchange agent on or prior to the expiration date in order for holders to receive the exchange consideration.

                                       2